EXHIBIT 99.1

Havertys Reports Sales for Third Quarter

ATLANTA, GEORGIA, October 6, 2017 – HAVERTYS (NYSE: HVT and HVT.A) today reported sales for the quarter ended September 30, 2017.
Havertys sales for the third quarter 2017 decreased 1.9% to $207.6 million, compared with $211.7 million for the third quarter of 2016.  On a comparable store basis, sales for the quarter were down 2.9%.  Comparable store sales do not include locations opened, closed or otherwise non-comparable during the last 12 months.  Sales for the first nine months of 2017 totaled $604.9 million, compared with $601.0 million in 2016, representing an increase of 0.7%.  On a comparable store basis, sales decreased 0.6% for the first nine months.
Total written sales for the third quarter of 2017 were down 3.5% and written comparable store sales decreased 4.2% over the same period last year. During September, 55 of Havertys stores were closed for one or more days due to Hurricane Irma.  The negative impact on third quarter total written sales and written comparable store sales because of these closures is estimated at 1.2%.

	Sales in Millions (unaudited)
	2017	2016	Total Sales % Change	Comparable Store Sales % Change
Third Quarter	$207.6	$211.7	-1.9%	-2.9%
Nine Months	$604.9	$601.0	0.7%	-0.6%

Clarence H. Smith, chairman, president and CEO, said, "The third quarter was one of our more challenging periods in recent years. Our sales results for the quarter as we entered September were slightly positive with written business running somewhat negative. Our markets were not directly impacted by Hurricane Harvey, but its devastation heightened the concern for the larger and more powerful Hurricane Irma. In advance of Irma's approach, we closed stores and readied them for possible severe weather and halted home deliveries. Given the anticipated path of the storm, 55 of our stores were closed for at least one day, including stores in metro Atlanta. We were fortunate to have only minor property damage to a few locations but 14 stores remained closed for three or more days due to power outages. We are working with our insurance provider on recovery claims.
"Hurricane Irma disrupted not only our retail operations but caused us to close our Florida and Eastern distribution centers and corporate offices. I was pleased by the excellent collaboration and communication to protect Havertys property and reschedule over 3,900 home deliveries; and very proud of the concern and assistance our team members demonstrated to those directly impacted by the storm."
The Company will release third quarter 2017 financial results on Tuesday, October 31, 2017, after the market closes. Havertys will host a conference call with analysts and investors on Wednesday, November 1, 2017 at 10:00 AM (ET).
About Havertys
Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company's website havertys.com.
News releases include forward-looking statements, which are subject to risk and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's report filed with the SEC.
Contact:
Haverty Furniture Companies, Inc. 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer
Source:  Havertys